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                            EXHIBIT 11

                        FRONTIER CORPORATION

      CONSOLIDATED COMPUTATION OF NET INCOME PER AVERAGE SHARE
              OF COMMON STOCK ON A FULLY DILUTED BASIS


In thousands, except per share data                Year Ended December 31,

                                        1995     1994     1993      1992      1991
Income applicable to
 common stock                       $ 20,892  $178,870  $119,514  $101,511   $81,385
  Add:  Interest on
  convertible debentures (1)               -       554       553       561       562
                                    -------------------------------------------------
                                    $ 20,892  $179,424  $120,067  $102,072   $81,947
  Less:  Increase in
  related federal
  income taxes (1)                        -        194       194       191       191
                                    -------------------------------------------------
Adjusted income
 applicable to common
 stock                             $ 20,892   $179,230  $119,873  $101,881   $81,756

Average common shares outstanding
  (excluding common
   stock equivalents)               152,077    148,170   134,093   112,519   107,347
Adjustments for:
  Convertible debentures (1)              -        502       502       528       530
  Stock Options                       9,592     12,183    19,137    23,661    20,280
                                    ------------------------------------------------
Adjusted common shares
  assuming conversion of
  outstanding convertible
  debentures and stock
  options at the
  beginning of each
  period.                           161,669    160,855   153,732   136,708   128,157
                                  ==================================================
Net income per average
 share of common stock
 on a fully diluted basis          $    .13   $   1.12  $    .78  $    .74  $    .64

(1) Convertible debentures are anti-dilutive in 1995.